                                                                    EXHIBIT 99.1


     When we make statements in the attached document about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the matters described in the attached document, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     o state and federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     o the outcome of pending lawsuits, governmental proceedings and investigations;

     o the effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     o  liquidity concerns in our markets;

     o  our pursuit of potential business strategies;

     o  the timing and extent of changes in commodity prices and interest rates;

     o the availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     o weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     o financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     o the creditworthiness or bankruptcy or other financial distress of our counterparties;

     o  actions by rating agencies with respect to us or our competitors;

     o  acts of terrorism or war;

     o  the availability and price of insurance;

     o  political, legal, regulatory and economic conditions and developments;
        and

     o  the successful operation of deregulating power markets.

     Each forward-looking statement speaks only as of the date of the attached document and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

     The attached document is being provided for informational purposes only and should not be relied upon for making any investment decision.

                          INDEPENDENT AUDITORS' REPORT

To Reliant Energy Mid-Atlantic Power Holdings, LLC
Houston, Texas

     We have audited the accompanying consolidated balance sheets of Reliant Energy Mid-Atlantic Power Holdings, LLC and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related statements of combined and consolidated operations, member's and shareholder's equity and comprehensive income (loss), and cash flows for the periods from January 1, 2000 to May 11, 2000, May 12, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of its operations and its cash flows for the periods from January 1, 2000 to May 11, 2000, May 12, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Notes 4 and 5 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001 and changed its method of accounting for goodwill and other intangibles in 2002, respectively.

                                          DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2003 (June 13, 2003 as to Note 12)

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

               STATEMENTS OF COMBINED AND CONSOLIDATED OPERATIONS
                             (THOUSANDS OF DOLLARS)

                                            FORMER REMA                     CURRENT REMA
                                          ---------------   ---------------------------------------------
                                          JANUARY 1, 2000   MAY 12, 2000 TO    YEAR ENDED     YEAR ENDED
                                            TO MAY 11,       DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                               2000              2000             2001           2002
                                          ---------------   ---------------   ------------   ------------
OPERATING REVENUES, including $166.5
  million, $102.0 million, $80.3 million
  and $182.4 million from affiliate,
  respectively..........................     $166,490          $483,937         $577,037       $604,716
OPERATING EXPENSES:
  Fuel and purchased power, including
     $37.3 million, $22.2 million, $22.2
     million and $36.9 million from
     affiliate, respectively............       53,628           113,230          173,814        208,647
  Operation and maintenance.............       40,372            92,183          122,412        107,866
  Facilities leases.....................           --            20,875           58,832         59,299
  General and administrative............       13,101            11,373           90,959         94,708
  Depreciation and amortization.........       19,538            37,621           50,513         66,723
                                             --------          --------         --------       --------
     Total operating expenses...........      126,639           275,282          496,530        537,243
                                             --------          --------         --------       --------
OPERATING INCOME........................       39,851           208,655           80,507         67,473
OTHER INCOME............................           --                --            2,825          1,284
INTEREST EXPENSE TO AFFILIATE...........      (46,538)          (73,037)         (88,989)       (84,965)
INTEREST INCOME.........................           --             3,034              677          1,097
                                             --------          --------         --------       --------
INCOME (LOSS) BEFORE INCOME TAXES.......       (6,687)          138,652           (4,980)       (15,111)
INCOME TAX EXPENSE (BENEFIT)............           --            57,436           (4,540)        (7,542)
                                             --------          --------         --------       --------
NET INCOME (LOSS).......................     $ (6,687)         $ 81,216         $   (440)      $ (7,569)
                                             ========          ========         ========       ========

        See Notes to the Combined and Consolidated Financial Statements.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

                          CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                     CURRENT REMA
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  167,717     $   42,052
  Fuel inventories..........................................       52,059         34,371
  Material and supplies inventories.........................       36,558         42,094
  Prepaid leases............................................       58,831         59,030
  Non-trading derivative assets.............................      794,164        315,454
  Other current assets......................................        2,304          4,367
                                                               ----------     ----------
       Total current assets.................................    1,111,633        497,368
                                                               ----------     ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      837,555        822,335
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $221.........        4,561          6,808
  Other intangibles, net of accumulated amortization of
     $20,582 and $35,342, respectively......................      201,763        184,953
  Non-trading derivative assets.............................      329,596        164,762
  Prepaid leases............................................      121,700        200,053
  Other assets..............................................       23,847         23,213
                                                               ----------     ----------
       Total other assets...................................      681,467        579,789
                                                               ----------     ----------
       TOTAL ASSETS.........................................   $2,630,655     $1,899,492
                                                               ==========     ==========
                          LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $   19,425     $   12,536
  Accounts and notes payable to affiliates, net.............      191,702        284,512
  Non-trading derivative liabilities........................      642,224        295,647
  Accrued payroll...........................................        4,993          4,787
  Deferred income taxes, net................................       61,806          8,188
  Other current liabilities.................................        6,810          9,957
                                                               ----------     ----------
       Total current liabilities............................      926,960        615,627
                                                               ----------     ----------
OTHER LIABILITIES:
  Accrued environmental liabilities.........................       35,600         34,693
  Non-trading derivative liabilities........................      197,234        156,315
  Deferred income taxes, net................................       76,175         39,476
  Other liabilities.........................................        9,302         13,112
                                                               ----------     ----------
       Total other liabilities..............................      318,311        243,596
SUBORDINATED NOTES PAYABLE TO AFFILIATE.....................    1,024,616        685,597
                                                               ----------     ----------
       Total liabilities....................................    2,269,887      1,544,820
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
SHAREHOLDER'S EQUITY:
  Common stock (no par value, 1,000 shares authorized,
     issued and outstanding)................................           --             --
  Additional paid-in capital................................      215,037        260,187
  Retained earnings.........................................       80,776         73,207
  Accumulated other comprehensive income....................       64,955         21,278
                                                               ----------     ----------
       Total shareholder's equity...........................      360,768        354,672
                                                               ----------     ----------
       TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...........   $2,630,655     $1,899,492
                                                               ==========     ==========

        See Notes to the Combined and Consolidated Financial Statements.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

               STATEMENTS OF COMBINED AND CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                   FORMER REMA                    CURRENT REMA
                                                 ---------------   ------------------------------------------
                                                 JANUARY 1, 2000   MAY 12, 2000
                                                       TO               TO         YEAR ENDED     YEAR ENDED
                                                     MAY 11,       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000             2000           2001           2002
                                                 ---------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................     $ (6,687)      $    81,216     $    (440)     $  (7,569)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization..............       19,538            37,621        50,513         66,723
    Deferred income taxes......................           --             2,258        19,991        (59,468)
    Net non-trading derivative assets and
      liabilities..............................           --                --        54,457        (64,592)
    Changes in assets and liabilities:
      Inventories..............................       (1,107)           (8,845)      (24,121)        12,152
      Prepaid leases...........................           --                --      (180,531)       (78,553)
      Net non-trading derivative assets and
         liabilities...........................           --                --       (54,592)       247,649
      Other assets.............................      (30,668)          (76,301)       40,016            511
      Accounts payable.........................        4,114            66,316       (37,007)        (2,467)
      Accounts payable to affiliates, net......           --           115,895        99,248        137,960
      Other liabilities........................          848           (12,358)      (11,626)         5,844
                                                    --------       -----------     ---------      ---------
      Net cash provided by (used in) operating
         activities............................      (13,962)          205,802       (44,092)       258,190
                                                    --------       -----------     ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash
    acquired...................................           --        (2,097,601)           --             --
  Proceeds from sale-leaseback transactions....           --         1,000,000            --             --
  Proceeds from sale of development
    companies..................................           --             8,041            --             --
  Purchases of property, plant and equipment in
    operations.................................           --            (3,048)      (12,558)       (36,630)
                                                    --------       -----------     ---------      ---------
      Net cash used in investing activities....           --        (1,092,608)      (12,558)       (36,630)
                                                    --------       -----------     ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable to affiliate.....           --         1,636,356       188,881         13,000
  Payments on notes payable to affiliate.......           --          (798,000)       (2,621)      (360,225)
  Capital contributions........................           --           294,244            --             --
  Return of capital............................           --          (183,000)           --             --
  Lease financing costs........................           --           (24,687)           --             --
  Net change in payables to affiliates.........       14,415                --            --             --
                                                    --------       -----------     ---------      ---------
      Net cash provided by (used in) financing
         activities............................       14,415           924,913       186,260       (347,225)
                                                    --------       -----------     ---------      ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS........          453            38,107       129,610       (125,665)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................          570                --        38,107        167,717
                                                    --------       -----------     ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......     $  1,023       $    38,107     $ 167,717      $  42,052
                                                    ========       ===========     =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for:
      Interest to affiliate....................     $ 46,519       $        --     $      --      $  13,766
      Income taxes.............................           --                --        51,866            596

        See Notes to the Combined and Consolidated Financial Statements.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

                    STATEMENTS OF COMBINED AND CONSOLIDATED
       MEMBER'S AND SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
                             (THOUSANDS OF DOLLARS)

                                                                                     ACCUMULATED        TOTAL
                                                                                        OTHER         MEMBER'S
                                      COMMON     COMMON    ADDITIONAL   RETAINED    COMPREHENSIVE        AND        COMPREHENSIVE
                                      STOCK      STOCK      PAID-IN     EARNINGS       INCOME       SHAREHOLDER'S      INCOME
                                     (SHARES)   (AMOUNT)    CAPITAL     (DEFICIT)      (LOSS)          EQUITY          (LOSS)
                                     --------   --------   ----------   ---------   -------------   -------------   -------------
FORMER REMA:
------------
BALANCE AT DECEMBER 31, 1999.......     100      $  --     $  54,609    $ (9,678)     $     --        $  44,931
  Net loss.........................                                       (6,687)                        (6,687)      $ (6,687)
                                                                                                                      --------
  Comprehensive loss...............                                                                                   $ (6,687)
                                      -----      -----     ---------    --------      --------        ---------       ========
BALANCE AT MAY 11, 2000............     100         --        54,609     (16,365)           --           38,244
---------------------------------------------------------------------------------------------------------------------------------
CURRENT REMA:
-------------
  Elimination of Former REMA
    balances.......................    (100)                 (54,609)     16,365                        (38,244)
  Capital contributions............   1,000                  294,245                                    294,245
  Return of capital................                         (183,000)                                  (183,000)
  Net income.......................                                       81,216                         81,216       $ 81,216
                                                                                                                      --------
  Comprehensive income.............                                                                                   $ 81,216
                                      -----      -----     ---------    --------      --------        ---------       ========
BALANCE AT DECEMBER 31, 2000.......   1,000         --       111,245      81,216            --          192,461
  Net loss.........................                                         (440)                          (440)      $   (440)
  Contribution of net non-trading
    derivative assets, net of tax
    of $75 million.................                          103,359                                    103,359
  Other capital contributions......                              433                                        433
  Cumulative effect of adoption of
    SFAS No. 133, net of tax of $41
    million........................                                                    (73,643)         (73,643)       (73,643)
  Deferred gain from cash flow
    hedges, net of tax of $95
    million........................                                                    151,655          151,655        151,655
  Reclassification of net deferred
    gain from cash flow hedges into
    net loss, net of tax of $9
    million........................                                                    (13,057)         (13,057)       (13,057)
                                                                                                                      --------
  Comprehensive income.............                                                                                   $ 64,515
                                      -----      -----     ---------    --------      --------        ---------       ========
BALANCE AT DECEMBER 31, 2001.......   1,000         --       215,037      80,776        64,955          360,768
  Net loss.........................                                       (7,569)                        (7,569)      $ (7,569)
  Capital contributions............                           45,150                                     45,150
  Deferred loss from cash flow
    hedges, net of tax of $20
    million........................                                                    (29,517)         (29,517)       (29,517)
  Reclassification of net deferred
    gain from cash flow hedges into
    net loss, net of tax of $10
    million........................                                                    (14,160)         (14,160)       (14,160)
                                                                                                                      --------
  Comprehensive loss...............                                                                                   $(51,246)
                                      -----      -----     ---------    --------      --------        ---------       ========
BALANCE AT DECEMBER 31, 2002.......   1,000      $  --     $ 260,187    $ 73,207      $ 21,278        $ 354,672
                                      =====      =====     =========    ========      ========        =========

        See Notes to the Combined and Consolidated Financial Statements.


                                      9

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

          NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
             FOR THREE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

1.  NATURE OF BUSINESS

     Reliant Energy Mid-Atlantic Power Holdings, LLC (formerly Sithe Pennsylvania Holdings, LLC) and related companies, which include the affiliates and subsidiaries listed below (collectively, REMA), were indirect wholly owned subsidiaries of Sithe Energies, Inc. (Sithe) as of December 31, 1999 (see note
3). REMA acquired its generating stations and various related assets (including the capital stock of Sithe Mid-Atlantic Power Services, Inc.) from the operating subsidiaries of GPU, Inc. (GPU), a utility holding company, on November 24, 1999. REMA was formed as follows:

                                                                    RELATION TO RELIANT
                                                                    ENERGY MID-ATLANTIC
                                                                   POWER HOLDINGS, LLC AT
                                                                        DECEMBER 31,
                                                FORMATION DATE              1999
                                                --------------     ----------------------
Operating Entities:
  Sithe Pennsylvania Holdings, LLC...........  December 28, 1998             --
  Sithe New Jersey Holdings, LLC.............  December 28, 1998         Affiliate
  Sithe Maryland Holdings, LLC...............  December 28, 1998         Affiliate
  Sithe Northeast Management Company.........   April 11, 1994           Subsidiary
  Sithe Mid-Atlantic Power Services, Inc. ...    June 11, 1999           Affiliate
Developmental Entities:
  Sithe Portland, LLC........................   March 31, 1999           Subsidiary
  Sithe Hunterstown, LLC.....................   March 31, 1999           Subsidiary
  Sithe Seward, LLC..........................   March 31, 1999           Subsidiary
  Sithe Erie West, LLC.......................   March 31, 1999           Subsidiary
  Sithe Atlantic, LLC........................   March 31, 1999           Affiliate
  Sithe Gilbert, LLC.........................   March 31, 1999           Affiliate
  Sithe Titus, LLC...........................   March 31, 1999           Subsidiary

     In May 2000, Sithe, through an indirect wholly owned subsidiary, sold all of its equity interests in REMA to an indirect wholly owned subsidiary of Reliant Energy Power Generation, Inc. (REPG). REPG is a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources) (see note 3). Following this transaction, REMA changed its name and the names of its operating and developmental entities. Sithe Pennsylvania Holdings, LLC was renamed Reliant Energy Mid-Atlantic Power Holdings, LLC. In all other cases, the names were changed such that "Sithe" was replaced with "Reliant Energy."

     REMA owns or leases interests in 21 electric generation plants in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 4,227 megawatts (MW).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) RECLASSIFICATIONS

     Some amounts from the previous year have been reclassified to conform to the 2002 presentation of financial statements. These reclassifications do not affect earnings.

  (b) USE OF ESTIMATES AND MARKET RISK AND UNCERTAINTIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     REMA is subject to risks associated with price movements of energy commodities and credit risk associated with its hedging activities. REMA is also subject to risks relating to the supply and price of fuel and electricity, effects of competition, changes in interest rates, operation of deregulated power markets, seasonal weather patterns, availability of energy supply, availability of transmission capacity, technological obsolescence, and the regulatory environment in the United States. For further discussion, see note 4.

  (c) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     These financial statements present the results of operations for the periods from January 1, 2000 to May 11, 2000 (the date that REPG acquired REMA) and May 12, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002. Within these financial statements, "Current REMA" and "Former REMA" refer to REMA after and before, respectively, the acquisition from Sithe and one of its subsidiaries by REPG. As a result of the restructuring (see note 3(b)), Current REMA financial statements are presented on a consolidated basis, whereas Former REMA financial statements are presented on a combined basis.

     The financial statements include the accounts of REMA and related companies described in note 1. All inter-affiliate and intercompany transactions and balances are eliminated in either combination or consolidation. The affiliates and subsidiaries include all of the operations and assets acquired from GPU on November 24, 1999, which have been managed together since that acquisition date.

     In 2000, REMA entered into separate sale-leaseback transactions with each of three owner-lessors for its respective interests in three power generation stations (see note 6(a)). REMA does not consolidate these generating facilities.

  (d) REVENUE RECOGNITION

     Revenues include energy, capacity and ancillary service sales. REMA records gross revenues under the accrual method and these revenues are generally recognized upon delivery. REMA's electric power and services, excluding capacity, are sold at market-based prices through a related party and indirect subsidiary of Reliant Resources, Reliant Energy Services, Inc. (RES). RES acts as agent on behalf of REMA on most market-based sales. REMA's capacity was also sold pursuant to a transition power purchase agreement with GPU. The transition power purchase agreement expired on May 31, 2002. Sales not billed by month-end are accrued based upon estimated energy or services delivered.

     The gains and losses related to derivative instruments and contractual commitments qualifying and designated as hedges related to the purchase and sale of electric power and purchase of fuel are deferred in accumulated other comprehensive income, to the extent that contracts are effective as a hedge, and then are recognized in the results of operations in the same period as the settlement of the underlying hedge transaction. Realized gains and losses are included in operating revenues and operating expenses in the statements of consolidated operations. For additional discussion, see note 4.

     Through May 11, 2000, Former REMA's power and services, excluding capacity, were sold at market-based prices through sales to a related party and wholly owned subsidiary of Sithe (the Sithe Affiliate) for resale.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) CASH AND CASH EQUIVALENTS

     REMA records as cash and cash equivalents all highly liquid short-term investments with original maturities of three months or less.

  (f) INVENTORIES

     Inventories are comprised of materials, supplies and fuel stock held for consumption and are stated at the lower of weighted-average cost or market.

  (g) PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION EXPENSE

     Property, plant and equipment is stated at cost. Cost of acquired property, plant and equipment includes an allocation of the purchase price based on the asset's fair market value. REMA expenses all repair and maintenance costs as incurred, including planned major maintenance. Depreciation is computed using the straight-line method over the estimated useful lives commencing when assets, or major components thereof, are either placed in service or acquired, as appropriate.

     Property, plant and equipment includes the following (in thousands):

                                                                         DECEMBER 31,
                                                   ESTIMATED USEFUL   -------------------
                                                    LIVES (YEARS)       2001       2002
                                                   ----------------   --------   --------
Electric generation facilities...................       3 - 30        $840,898   $829,809
Building and building improvements...............       9 - 32           9,118      9,118
Land and land improvements.......................           --          31,155     40,089
Assets under construction........................           --          16,022     36,132
                                                                      --------   --------
  Total..........................................                      897,193    915,148
Accumulated depreciation.........................                      (59,638)   (92,813)
                                                                      --------   --------
  Property, plant and equipment, net.............                     $837,555   $822,335
                                                                      ========   ========

     Depreciation expense for the periods January 1, 2000 to May 11, 2000, and May 12, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 was $15.4 million, $31.0 million, $36.3 million and $52.0 million, respectively. Included in depreciation expense in 2002 was a $15.0 million charge related to the retirement of two units at the Warren plant.

  (h) GOODWILL AND AMORTIZATION EXPENSE

     REMA records goodwill for the excess of the purchase price over the fair value assigned to the net assets of an acquisition. Through December 31, 2001, REMA amortized goodwill on a straight-line basis over 35 years. Pursuant to REMA's adoption of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002, REMA discontinued amortizing goodwill into its results of operations. See note 5 for a discussion regarding REMA's adoption of SFAS No. 142. Goodwill amortization expense for the periods January 1, 2000 to May 11, 2000, and May 12, 2000 to December 31, 2000 and the year ended December 31, 2001, was $1.7 million, $0.1 million and $0.1 million, respectively.

     Other intangible assets consist primarily of air emissions regulatory allowances that have already been issued to REMA and allowances that REMA is entitled to be allocated during the remaining useful lives of the plants and other specific intangibles which relate to water rights and permits. Air emissions regulatory allowances are amortized on a unit-of-production basis as utilized. The amortization of the

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

specific intangibles related to water rights and permits will be amortized over the estimated life of the related facility of 35 years.

     REMA periodically evaluates long-lived assets, including goodwill and other intangibles when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In addition, pursuant to SFAS No. 142, REMA evaluates goodwill for impairment on an annual basis, see note 5. The determination of whether an impairment has been incurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. A resulting impairment loss is highly dependent on the underlying assumptions. To date, no impairment has been indicated. For discussion of goodwill and other intangible impairment analyses in 2002, see note 5.

  (i) GENERAL AND ADMINISTRATIVE EXPENSES

     The general and administrative expenses in the statement of consolidated operations include (a) certain employee-related costs, (b) certain contractor costs, (c) bad debt expense, (d) corporate and administrative services, as provided by affiliates (including management services, financial and accounting, cash management and treasury support, legal, information technology system support, office management and human resources) and (e) certain benefit costs. See note 9 for discussion of related party transactions.

  (j) INCOME TAXES

     From the date of REMA's acquisition by Reliant Resources through September 30, 2002, REMA was included in the consolidated income tax return of CenterPoint Energy, Inc., (CenterPoint Energy) formerly the majority owner of Reliant Resources. As of October 1, 2002, REMA is included in the consolidated tax returns of Reliant Resources and calculates its income tax provision on a separate return basis, whereby Reliant Resources pays all federal income taxes on REMA's behalf and is entitled to any related tax savings. The difference between REMA's current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts paid or received to/from Reliant Resources, if any, are recorded as adjustments to additional paid-in capital on REMA's consolidated balance sheet. REMA uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. For additional information regarding income taxes, see note 8.

     Prior to May 11, 2000, REMA and some of its affiliates that were limited liability companies were not taxable for federal income tax purposes. Any taxable earnings or losses and certain other tax attributes were reported by the member on its income tax return. Other affiliates that were taxable corporate entities have incurred tax and book losses but were not subject to any tax-sharing agreements with Sithe. As such, no tax benefits have been recorded for these entities since the tax benefits were not considered realizable. These tax benefits and the offsetting valuation allowance were less than $1 million.

  (k) ENVIRONMENTAL COSTS

     REMA expenses or capitalizes environmental expenditures, as appropriate, depending on their future economic benefit. REMA expenses amounts that relate to an existing condition caused by past operations and that do not have future economic benefit. REMA records undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. See note 6(c).

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (l) CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 141. In July 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. REMA adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have a material impact on REMA's historical results of operations or financial position.

     SFAS No. 142. See note 5 for a discussion regarding REMA's adoption of SFAS No. 142 on January 1, 2002.

     SFAS No. 143. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. See note 12 for a discussion of the impact of SFAS No. 143 on our consolidated financial statements and the required pro forma disclosures.

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by REMA to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. REMA adopted SFAS No. 144 on January 1, 2002.

     SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions occurring after May 15, 2002. REMA began to apply the guidance related to debt extinguishments effective January 1, 2003.

     SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. REMA is currently assessing the impact that this statement will have on our consolidated financial statements.

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We have adopted the disclosure requirements of FIN No. 45 for 2002 and will apply the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued after December 31, 2002. The adoption of FIN No. 45 will have no impact to REMA's historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. As of December 31, 2002, REMA has no guarantees that qualify for disclosure under FIN No. 45.

3.  BUSINESS ACQUISITIONS

(a) ACQUISITION BY REPG

     On May 12, 2000, REPG purchased the equity in REMA for an aggregate purchase price of $2.1 billion. Included within this purchase transaction were transition power purchase agreements, including the capacity transition contract with GPU described in note 2(d). In 2002, REPG made an $8 million payment to the prior owner for post closing adjustments, which resulted in an adjustment to purchase price. REPG accounted for the acquisition as a purchase with assets and liabilities of REMA reflected at their estimated fair values. The fair value adjustments related to the acquisition, which have been pushed down to REMA, primarily included adjustments in property, plant and equipment, air emissions regulatory allowances, specific intangibles, material and supplies inventories, environmental reserves and related deferred taxes. The air emissions regulatory allowances of $153 million are being amortized on a units-of-production basis as utilized. The specific intangibles, which relate to water rights and permits of $43 million will be amortized over the estimated life of the related facility of 35 years. In

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

addition, a valuation allowance for materials and supplies inventories of $17 million was established. The excess of the purchase price over the fair value of the net assets acquired of approximately $5 million was recorded as goodwill and was historically amortized over 35 years. See notes 2(h) and 5. REMA finalized these fair value adjustments in May 2001. There were no additional material modifications to the preliminary adjustments from December 31, 2000.

     Excluding the $8 million payment in 2002 for post closing adjustments, as described above, the net purchase price of REMA was allocated and the fair value adjustments to Sithe's book value were as follows:

                                                              PURCHASE PRICE   FAIR VALUE
                                                                ALLOCATION     ADJUSTMENTS
                                                              --------------   -----------
                                                                     (IN MILLIONS)
Current assets..............................................      $   85          $ (27)
Property, plant and equipment...............................       1,898            627
Goodwill....................................................           5           (146)
Other intangibles...........................................         196             33
Other assets................................................           3             (5)
Current liabilities.........................................         (50)           (13)
Other liabilities...........................................         (39)           (15)
                                                                  ------          -----
                                                                  $2,098          $ 454
                                                                  ======          =====

     In August 2000, REMA sold to and leased back from each of three owner-lessors in separate lease transactions REMA's respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations, respectively. As lessee, REMA leases an interest in each facility from each owner-lessor under a leveraged facility lease agreement. As consideration for the sale of REMA's interest in the facilities, REMA received $1.0 billion in cash. REMA used the $1.0 billion of sale proceeds to return capital of $183 million, with the remainder used to reduce affiliate debt.

     The following table presents selected actual financial information and unaudited pro forma information for the periods January 1, 2000 to May 11, 2000, and May 12, 2000 to December 31, 2000, as if the acquisition by REPG had occurred on January 1, 2000. Pro forma amounts give effect to the sale and leaseback of interests in three of the generating plants, which were consummated in August 2000.

                                                          FOR THE PERIODS FROM
                                                 ---------------------------------------
                                                 JANUARY 1, 2000 TO    MAY 12, 2000 TO
                                                    MAY 11, 2000      DECEMBER 31, 2000
                                                 ------------------   ------------------
                                                 ACTUAL   PRO FORMA   ACTUAL   PRO FORMA
                                                 ------   ---------   ------   ---------
                                                              (IN MILLIONS)
Revenues.......................................  $166.5    $166.5     $483.9    $483.9
Net (loss) income..............................    (6.7)    (19.7)      81.2      73.0

     These unaudited pro forma results, based on assumptions deemed appropriate by REMA's management, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of the REMA entities by REPG had occurred on January 1, 2000. Purchase-related adjustments to the results of operations include the effects on depreciation and amortization, interest expense and income taxes.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(b) RESTRUCTURING

     In July 2000, Reliant Energy Mid-Atlantic Power Holdings, LLC acquired the ownership interests in the following affiliates, which are included in these combined and consolidated financial statements, for all periods presented:

     Reliant Energy New Jersey Holdings, LLC
     Reliant Energy Maryland Holdings, LLC
     Reliant Energy Mid-Atlantic Power Services, Inc.

     These affiliates were acquired from an indirect wholly owned subsidiary of REPG for a purchase price of $192 million, which amount was borrowed from an indirect wholly owned subsidiary of REPG. In addition, the developmental entities listed in note 1 were sold to Reliant Energy Mid-Atlantic Development, Inc., a wholly owned subsidiary of REPG, but not of REMA, for approximately $8 million. All these subsidiaries were included in the combined financial statements prior to such acquisition. These subsidiaries, other than the development entities, continued to be included in the consolidated financial statements after the acquisition.

     As of December 31, 1999, the Conemaugh and Keystone generating stations (Conemaugh and Keystone, respectively) were each owned as a tenancy in common among their co-owners, with each owner retaining its undivided ownership interest in the generating units and the electrical output from those units. In August 2000, REMA sold to and leased back its respective 16.45% and 16.67% interest in Conemaugh and Keystone, respectively. See notes 3(a) and 6(a). Reliant Energy Northeast Management Company, a subsidiary of REMA, operates and manages Conemaugh and Keystone under separate operating agreements. The operating agreements have an initial termination date of December 31, 2007.

4.  DERIVATIVES

     Effective January 1, 2001, REMA adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income, net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging
(a) the exposure to changes in the fair value of an asset or liability (fair value hedge), (b) the exposure to variability in expected future cash flows (cash flow hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During 2001 and 2002, REMA did not enter into any fair value hedges or foreign currency hedges.

     Adoption of SFAS No. 133 on January 1, 2001, resulted in no cumulative after-tax change in net income and a cumulative after-tax increase in accumulated other comprehensive loss of $73.6 million. The adoption also increased current assets, long-term assets, current liabilities and long-term liabilities by $85.1 million, $9.0 million, $155.2 million and $12.5 million, respectively, in REMA's consolidated balance sheet. During 2001, $70.4 million of the initial after-tax transition adjustment recorded in accumulated other comprehensive income was recognized in net loss.

     REMA is exposed to various market risks. These risks arise from transactions entered into in the normal course of business and are inherent in its consolidated financial statements. REMA has utilized derivative instruments such as futures, physical forward contracts, swaps and options (energy derivatives)

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to mitigate the impact of changes in electricity, natural gas and fuel prices on its operating results and cash flows.

     Energy derivatives primarily used by REMA are described below:

     - Futures contracts are exchange-traded standardized commitments to purchase or sell an energy commodity or financial instrument, or to make a cash settlement, at a specific price and future date.

     - Physical forward contracts are commitments to purchase or sell energy commodities in the future.

     - Swap agreements require payments to or from counterparties based upon the differential between a fixed price and variable index price (fixed price swap) or two variable index prices (variable price swap) for a predetermined contractual notional amount. The respective index may be an exchange quotation or an industry pricing publication.

     - Option contracts convey the right to buy or sell an energy commodity or a financial instrument at a predetermined price or settlement of the differential between a fixed price and a variable index price or two variable index prices.

     Cash Flow Hedges. To reduce the risk from market fluctuations in revenues and the resulting cash flows derived from the sale of electric power, REMA may enter into energy derivatives in order to hedge some expected purchases of electric power, natural gas and other commodities and sales of electric power (non-trading energy derivatives). The non-trading energy derivative portfolios are managed to complement the physical transaction portfolio, reducing overall risks within authorized limits. REMA does not enter into derivative transactions for speculative or trading purposes.

     REMA applies hedge accounting for its non-trading energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. This correlation, a measure of hedge effectiveness, is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and prospective changes in fair value are recognized currently in REMA's results of operations. During 2001 and 2002, the amount of hedge ineffectiveness recognized in earnings from derivatives that are designated and qualify as cash flow hedges was a loss of $1 million and a gain of $12 million, respectively. For 2001 and 2002, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, REMA realizes in net income the deferred gains and losses recognized in accumulated other comprehensive income. During 2001 and 2002, there were no deferred gains or losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted transaction would occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income is reclassified and included in REMA's statements of consolidated operations under the captions (a) fuel and purchased power, in the case of natural gas purchase transactions and electric power purchase transactions, and
(b) revenues, in the case of electric power and natural gas sales transactions and financial electric power or natural gas derivatives. As of December 31, 2002, REMA expects $15 million of accumulated other comprehensive income to be reclassified into net income during the next twelve months.

     As of December 31, 2001 and 2002 the maximum length of time REMA is hedging its exposure to the variability in future cash flows for forecasted transactions is 11 years and 10 years, respectively.

     Other Derivatives. During 2001, Reliant Resources contributed $337 million of non-trading derivative assets and $159 million of non-trading derivative liabilities to REMA as a result of four structured

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions. The change in fair value of these derivative assets and liabilities must be recorded in the statement of income for each reporting period. As of December 31, 2001, REMA recorded $345 million of non-trading derivative assets and $105 million of non-trading derivative liabilities related to these transactions. During 2001 and 2002, $54 million of net non-trading derivative liabilities and $248 million of net non-trading derivative assets, respectively, were settled related to these transactions; $8 million and $8 million, respectively, of pre-tax unrealized gains were recognized.

5.  GOODWILL AND INTANGIBLES

     In July 2001, the FASB issued SFAS No. 142, which provides that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than its fair value. REMA adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002.

     On January 1, 2002, REMA discontinued amortizing goodwill into its results of operations pursuant to SFAS No. 142. Goodwill amortization expense for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and the year ended December 31, 2001 was $1.7 million, $0.1 million and $0.1 million, respectively. A reconciliation of previously reported net loss to the amounts adjusted for the exclusion of goodwill amortization follows:

                                               FORMER REMA                CURRENT REMA
                                            ------------------   ------------------------------
                                            JANUARY 1, 2000 TO   MAY 12, 2000 TO    YEAR ENDED
                                                 MAY 11,          DECEMBER 31,     DECEMBER 31,
                                                   2000               2000             2001
                                            ------------------   ---------------   ------------
                                              (IN MILLIONS)              (IN MILLIONS)
Reported net income (loss)................        $(6.7)              $81.2           $(0.4)
Add: Goodwill amortization, net of tax....          1.7                 0.1             0.1
                                                  -----               -----           -----
Adjusted net income (loss)................        $(5.0)              $81.3           $(0.3)
                                                  =====               =====           =====

     The following table shows the changes in the carrying amount of goodwill:

                                                               DECEMBER 31,
                                                              --------------
                                                               2001    2002
                                                              ------   -----
                                                              (IN MILLIONS)
Balance, January 1..........................................  $ 7.1    $4.6
  Purchase adjustments......................................   (2.4)    2.2
  Amortization..............................................   (0.1)     --
                                                              -----    ----
Balance, December 31........................................  $ 4.6    $6.8
                                                              =====    ====

     In connection with the acquisition of REMA from Sithe in May 2000, REPG made an $8.2 million payment to the prior owner in the first quarter of 2002 for post-closing adjustments that resulted in a $2.2 million adjustment to REMA's goodwill.

     During the second quarter of 2002, REMA completed the transitional impairment test as of January 1, 2002 for the adoption of SFAS No. 142 on its consolidated financial statements. This transitional impairment test resulted in no goodwill impairment at REMA. SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. REMA has elected to perform its annual test for indications of goodwill impairment as of November 1, in conjunction

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

with its annual planning process. Based on the annual impairment test, there was no impairment of goodwill during 2002.

     An impairment analysis requires estimates of future market prices, valuation of plant and equipment, growth, competition and many other factors as of the determination date. The resulting impairment analysis is highly dependent on these underlying assumptions. Such assumptions are consistent with those utilized in REMA's annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this goodwill impairment evaluation differ greatly from the actual results or to the extent that such assumptions change through time, there could be goodwill impairments in the future.

     The components of the Company's other intangible assets consist of the following:

                                                   DECEMBER 31, 2001         DECEMBER 31, 2002
                             WEIGHTED-AVERAGE   -----------------------   -----------------------
                               AMORTIZATION     CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                              PERIOD (YEARS)     AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                             ----------------   --------   ------------   --------   ------------
                                                                  (IN MILLIONS)
Air emission regulatory
  allowances...............         35           $179.4       $(18.6)      $177.3       $(32.1)
Other power generation site
  permits..................         35             43.0         (2.0)        43.0         (3.2)
                                                 ------       ------       ------       ------
Total......................                      $222.4       $(20.6)      $220.3       $(35.3)
                                                 ======       ======       ======       ======

     REMA recognizes specifically identifiable intangibles, including air emissions regulatory allowances and permits, when specific rights and contracts are acquired. REMA has no intangible assets with indefinite lives recorded as of December 31, 2002. REMA amortizes air emission regulatory allowances primarily on a units-of-production basis as utilized. REMA amortizes permits on a straight-line basis over their estimated useful lives. All intangibles, excluding goodwill, are subject to amortization. Amortization expense recognized for the periods from January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 related to other intangible assets was $2.5 million, $6.5 million, $14.1 million and $14.8 million, respectively.

     Estimated amortization expense for the next five years is as follows (in millions):

2003........................................................   $19.3
2004........................................................     9.4
2005........................................................     9.4
2006........................................................     8.6
2007........................................................     5.9
                                                               -----
  Total.....................................................   $52.6
                                                               =====

6.  COMMITMENTS AND CONTINGENCIES

  (a) LEASE FINANCING

     In August 2000, REMA entered into separate sale-leaseback transactions with each of three owner-lessors' respective 16.45%, 16.67% and 100% interest in the Conemaugh, Keystone and Shawville generating stations acquired in the REMA acquisition. As lessee, REMA leases an interest in each facility from each owner-lessor under a facility lease agreement. REMA expects to make lease payments through 2029 under these leases, with total cash payments of $1.4 billion remaining as of December 31, 2002. The

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

terms of leases for the Conemaugh, Keystone and Shawville generating stations expire in 2034, 2034 and 2026, respectively.

     The equity interests in all the subsidiaries of REMA are pledged as collateral for REMA's lease obligations and the subsidiaries have guaranteed the lease obligations (Guarantor Subsidiaries). The guarantees of the Guarantor Subsidiaries of the lease obligations are all full, unconditional, and joint and several. There are no significant restrictions on REMA's ability to obtain funds from the Guarantor Subsidiaries. Additionally, each of the lease obligations is backed by an uncollateralized, irrevocable, unconditional stand-by letter of credit, see note 9. In connection with the sale-leaseback transactions, REMA also issued three series of pass through certificates, which represent undivided interests in three pass through trusts. The property of each pass through trust consists solely of nonrecourse secured lease obligation notes or lessor notes. The amounts payable by REMA under the leases are sufficient to pay all payments of principal and premium, if any, and interest on the lessor notes. The lessor notes are secured by the relevant leased facility, the lease documents, and the security for the lease obligations.

     The lease documents contain restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if the direct or indirect parent of REMA, meeting specified criteria, including having a rating on REMA's long-term unsecured senior debt of at least BBB from Standard and Poor's and Baa2 from Moody's, guarantees the lease obligations. As of December 31, 2002, the various conditions were satisfied by REMA and there was no restricted cash. As of December 31, 2001, REMA had $167 million of cash available for working capital needs and to make future lease payments, but restricted from dividend distributions.

     The following table sets forth REMA's obligation under these long-term operating leases (in millions):

2003........................................................   $   76.5
2004........................................................       84.4
2005........................................................       74.5
2006........................................................       63.7
2007........................................................       64.6
Thereafter..................................................    1,059.2
                                                               --------
                                                               $1,422.9
                                                               ========

     REMA paid $0.9 million, $259.3 million and $137.8 million for the period from May 12, 2000 to December 31, 2000 and during 2001 and 2002, respectively to lessors related to its obligations under the sale-leaseback transactions. There was no operating lease expense for the period from January 1, 2000 to May 11, 2000. Operating lease expense was $20.9 million, $58.8 million and $59.3 million for the period from May 12, 2000 to December 31, 2000 and during 2001 and 2002, respectively.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(b) OTHER OPERATING LEASES

     REMA leases some equipment and vehicles under noncancelable operating leases extending through 2005. Future minimum rentals under lease agreements are as follows (in thousands):

2003........................................................   $136
2004........................................................     92
2005........................................................     74
2006........................................................     --
2007........................................................     --
Thereafter..................................................     --
                                                               ----
          Total                                                $302
                                                               ====

     Rent expense incurred under other operating leases aggregated approximately $187,000, $346,000, $363,000 and $292,000 for the periods of January 1, 2000 to
May 11, 2000 and May 12, 2000 to December 31, 2000 and during 2001 and 2002, respectively.

(c) ENVIRONMENTAL

     In connection with REPG's acquisition of REMA, REMA assumed liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plant closing, except for the first $6 million of remediation costs at the Seward Generating Station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. Additionally, REMA has liabilities associated with six future ash disposal site closures and six current site investigations and environmental remediations. REMA has recorded its estimate of these environmental liabilities in the amount of $35.6 million and $34.7 million as of December 31, 2001 and December 31, 2002, respectively. REMA expects approximately $13.4 million will be paid over the next five years.

(d) FUEL SUPPLY AND TRANSPORTATION AGREEMENTS

     REMA is a party to several fuel supply contracts and commodity transportation contracts that have various quantity requirements and durations that are not classified as non-trading derivatives assets and liabilities in REMA's consolidated balance sheet as of December 31, 2002 as these contracts meet the SFAS No. 133 exception to be classified as "normal purchases contracts" or do not meet the definition of a derivative.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum purchase commitment obligations under these agreements are as follows, as of December 31, 2002:

                                                                FUEL       TRANSPORTATION
                                                             COMMITMENTS    COMMITMENTS
                                                             -----------   --------------
                                                                    (IN MILLIONS)
2003.......................................................    $100.3          $ 25.0
2004.......................................................      62.4            27.4
2005.......................................................      41.7            27.4
2006.......................................................      12.7            27.4
2007.......................................................      12.6            27.4
Thereafter.................................................     214.2           405.9
                                                               ------          ------
  Total....................................................    $443.9          $540.5
                                                               ======          ======

     The maximum duration under any individual fuel supply contract and transportation contract is 17 years and 20 years, respectively.

  (e) OTHER

     REMA is party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, results of operations or cash flows.

7.  EMPLOYEE BENEFIT PLANS AND OTHER EMPLOYEE MATTERS

  (a) PENSION

     In connection with REPG's acquisition of REMA, REMA's non-union employees began participation in Reliant Energy's noncontributory cash balance pension plan. Effective March 1, 2001, REMA no longer accrues benefits under a noncontributory pension plan for its non-union employees. Effective March 1, 2001, each non-union participant's unvested pension account balance became fully vested. Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. Reliant Energy's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of Reliant Energy's pension plan consist principally of common stocks and high-quality, interest-bearing obligations. REMA's pension costs related to its non-union participants has been determined based on the non-union employees of REMA and their respective compensation level. Pension expense for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000, related to REMA's non-union employees was $0.3 million and $0.5 million, respectively. For the period from January 1, 2000 through March 1, 2001, REMA recorded net pension income of $0.1 million related to its non-union employees.

     Substantially all of REMA's union employees participate in a noncontributory pension plan (the Union Pension Plan). The Union Pension Plan provides retirement benefits based on years of service and compensation. The funding policy of REMA is to contribute amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and during 2001 and 2002 for REMA union employees was approximately $0.8 million, $1.6 million, $2.7 million and $3.5 million, respectively.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net pension cost for the Union Pension Plan includes the following components for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 (in thousands):

                                    FORMER REMA                     CURRENT REMA
                                  ---------------   ---------------------------------------------
                                  JANUARY 1, 2000   MAY 12, 2000 TO    YEAR ENDED     YEAR ENDED
                                    TO MAY 11,       DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                       2000              2000             2001           2002
                                  ---------------   ---------------   ------------   ------------
Service cost -- benefits earned
  during the period.............       $797             $1,593           $2,569         $3,354
Interest cost on projected
  benefit obligation............          6                 12              198            474
Expected return on plan
  assets........................         --                 --              (98)          (336)
Net amortization................         --                 --               31             53
                                       ----             ------           ------         ------
  Net pension cost..............       $803             $1,605           $2,700         $3,545
                                       ====             ======           ======         ======

     The following are reconciliations of the Union Pension Plan's beginning and ending balances of its retirement plan benefit obligation, plan assets, funded status and the related actuarial assumptions for 2001 and 2002 (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                 2001       2002
                                                              ----------   -------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of year.....................  $    2,639   $ 6,558
  Service cost..............................................       2,569     3,354
  Interest cost.............................................         198       474
  Benefit payments..........................................         (43)      (43)
  Special termination benefit...............................          --       584
  Actuarial loss............................................       1,195     2,418
                                                              ----------   -------
  Benefit obligation, end of year...........................  $    6,558   $13,345
                                                              ==========   =======
CHANGE IN PLAN ASSETS
  Plan assets, beginning of year............................  $      955   $ 1,673
  Employer contribution.....................................         748     2,901
  Investment return.........................................          13      (284)
  Benefit payments..........................................         (43)      (43)
                                                              ----------   -------
  Plan assets, end of year..................................  $    1,673   $ 4,247
                                                              ==========   =======
RECONCILIATION OF FUNDED STATUS
  Funded status.............................................  $   (4,885)  $(9,098)
  Unrecognized actuarial loss...............................       1,249     4,234
                                                              ----------   -------
  Net amount recognized at end of year......................  $   (3,636)  $(4,864)
                                                              ==========   =======

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                 2001       2002
                                                              ----------   -------
ACTUARIAL ASSUMPTIONS
  Discount rate.............................................        7.25%     6.75%
  Rate of increase in compensation levels...................   3.5 - 5.5%      4.5%
  Expected long-term rate of return on assets...............         9.5%      8.5%

  (b) SAVINGS PLAN

     REMA's employees participate in separate savings plans, which cover all of REMA's union and non-union employees. Effective November 24, 1999 through May 11, 2000, REMA participated in Sithe's savings plan, which covered substantially all of REMA's employees. Effective May 12, 2000, REMA began to participate in a separate REMA savings plan, which covered substantially all of REMA's employees with terms somewhat similar to Sithe's savings plan. These savings plans are collectively referred to as the "Savings Plans." Participant contributions are based on covered compensation, not to exceed the annual contribution limits of the Internal Revenue Code of 1986, as amended (Code). Prior to March 1, 2001, REMA matched up to 100% of the first 3% of each non-union employee's contributions (based on the employee's service). Effective March 1, 2001, REMA's non-union employee savings plan was amended to generally provide for (a) employer matching contributions equal to 100% of the first 6% of each employee's contributions to the plan, (b) a 2% employer contribution on a payroll basis for 2002, limited to the first $90,000 of compensation, and (c) discretionary employer contributions up to 3% at the end of the plan year based on each employee's eligible compensation. Effective March 1, 2001, all prior and future employer contributions on behalf of such employees are fully vested. REMA matches between 55% and 65% (based upon the terms of the applicable collective bargaining agreement) of the first 4% of each union employee's pre-tax and/or after-tax contributions (up to the annual Code contribution limits) to the Savings Plans. Union employees are fully vested in their employer matching contributions. Savings plan benefit expense for REMA employees for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and during 2001 and 2002 was approximately $0.5 million, $0.9 million, $3.9 million and $3.7 million, respectively.

  (c) POSTRETIREMENT BENEFITS

     Effective March 1, 2001, REMA discontinued providing subsidized postretirement benefits to its non-union employees. Prior to March 1, 2001, REMA provided some postretirement benefits through a CenterPoint Energy plan (primarily medical care and life insurance benefits) for its non-union retired employees. Postretirement benefit expense related to REMA's non-union employees for the period May 12, 2000 to December 31, 2000 and during 2001 was $67,000 and $26,000, respectively.

     REMA provides some postretirement benefits (primarily medical care and life insurance benefits) for its union retired employees, substantially all of whom may become eligible for these benefits when they retire. REMA funds its union postretirement benefits on a pay-as-you-go basis. Postretirement benefit expense employees for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and during 2001 and 2002 related to REMA's union employees was $1.0 million, $0.9 million, $1.6 million and $3.0 million, respectively.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The net postretirement benefit cost related to REMA's union employees includes the following components for the periods January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and for the years ended December 31, 2001 and December 31, 2002 (in thousands):

                                   FORMER REMA                       CURRENT REMA
                                ------------------   ---------------------------------------------
                                JANUARY 1, 2000 TO   MAY 12, 2000 TO    YEAR ENDED     YEAR ENDED
                                     MAY 11,          DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                       2000               2000             2001           2002
                                ------------------   ---------------   ------------   ------------
Service cost -- benefits
  earned during the period....        $  407              $814            $1,411         $2,262
Interest cost on projected
  benefit obligation..........            39                78               234            547
Net amortization..............           560                --                --            206
                                      ------              ----            ------         ------
Net postretirement benefit
  cost........................        $1,006              $892            $1,645         $3,015
                                      ======              ====            ======         ======

     Following are reconciliations of REMA's beginning and ending balances of its postretirement benefit plan's benefit obligation and funded status related to its union employees for 2001 and 2002 (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2002
                                                              -------   --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of period...................  $ 3,084   $  7,542
  Service cost..............................................    1,411      2,262
  Interest cost.............................................      234        547
  Plan amendments...........................................       --      9,454
  Actuarial loss............................................    2,813      9,159
                                                              -------   --------
  Benefit obligation, end of period.........................  $ 7,542   $ 28,964
                                                              =======   ========
RECONCILIATION OF FUNDED STATUS
  Funded status.............................................  $(7,542)  $(28,964)
  Unrecognized prior service costs..........................       --      9,454
  Unrecognized actuarial loss...............................    2,813     11,766
                                                              -------   --------
  Net amount recognized at end of year......................  $(4,729)  $ (7,744)
                                                              =======   ========
ACTUARIAL ASSUMPTIONS
     Discount rate..........................................     7.25%      6.75%
     Health care cost trend rates -- Under 65...............      7.5%      12.0%
     Health care cost trend rates -- 65 and over............      8.5%      12.0%

     The assumed health care rates gradually decline to 5.5% for both medical categories by 2012.

     If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would increase by approximately 18.7%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 22.5%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would decrease by approximately 14.9%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 17.9%.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 2002, the retiree medical benefits for certain union employees were redesigned to allow for a company-provided subsidy for premium coverage attributable to qualifying employees. This resulted in a $9.5 million increase in the accumulated postretirement benefit obligation during 2002.

  (d) OTHER EMPLOYEE MATTERS

          Approximately 65% of REMA's employees are the subject of four collective bargaining arrangements. None of the employees are subject to arrangements that expire prior to December 31, 2003.

8.  INCOME TAXES

     REMA's current and deferred components of income tax expense (benefit) were as follows:

                                                 MAY 12, 2000
                                                      TO           YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                                     2000             2001           2002
                                                ---------------   ------------   ------------
                                                                (IN MILLIONS)
Current
  Federal.....................................       $42.3           $(16.2)        $ 47.5
  State.......................................        12.8             (8.3)           4.5
                                                     -----           ------         ------
     Total current............................        55.1            (24.5)          52.0
                                                     -----           ------         ------
Deferred
  Federal.....................................         1.6             16.1          (47.4)
  State.......................................         0.7              3.9          (12.1)
                                                     -----           ------         ------
     Total deferred...........................         2.3             20.0          (59.5)
                                                     -----           ------         ------
Income tax expense (benefit)..................       $57.4           $ (4.5)        $ (7.5)
                                                     =====           ======         ======

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                  MAY 12, 2000
                                                       TO         YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
                                                                (IN MILLIONS)
Income (loss) before income taxes...............     $138.7         $(5.0)         $(15.1)
Federal statutory rate..........................       35.0%         35.0%           35.0%
                                                     ------         -----          ------
Income tax benefit at statutory rate............       48.5          (1.7)           (5.3)
                                                     ------         -----          ------
Net addition in taxes resulting from:
  State income taxes, net of federal income tax
     benefit....................................        8.9          (2.7)           (4.9)
  Other.........................................         --          (0.1)            2.7
                                                     ------         -----          ------
Income tax expense (benefit)....................     $ 57.4         $(4.5)         $ (7.5)
                                                     ======         =====          ======
Effective rate..................................       41.4%         91.2%           49.9%

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following were REMA's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                             2000     2001      2002
                                                             -----   -------   ------
                                                                  (IN MILLIONS)
Accumulated deferred income taxes:
Deferred tax assets:
  Noncurrent:
     Employee benefits.....................................  $ 2.9   $   4.7   $  4.4
     Environmental reserves................................   15.0      15.0     15.0
     Prepaid rent..........................................    5.3        --       --
     Other.................................................    1.1       1.2      1.1
                                                             -----   -------   ------
       Total deferred tax assets...........................   24.3      20.9     20.5
                                                             -----   -------   ------
Deferred tax liabilities:
  Current:
     Non-trading derivative assets, net....................     --      61.8      8.2
                                                             -----   -------   ------
       Total current deferred tax liabilities..............     --      61.8      8.2
                                                             -----   -------   ------
  Noncurrent:
     Non-trading derivative assets, net....................     --      53.5      3.5
     Depreciation..........................................   22.0      43.6     52.2
     Other.................................................     --        --      4.3
                                                             -----   -------   ------
       Total noncurrent deferred tax liabilities...........   22.0      97.1     60.0
                                                             -----   -------   ------
       Total deferred tax liabilities......................   22.0     158.9     68.2
                                                             -----   -------   ------
Accumulated deferred income tax asset (liability), net.....  $ 2.3   $(138.0)  $(47.7)
                                                             =====   =======   ======

     During 2002, Reliant Resources made non-cash equity contributions to REMA related to current federal income taxes of $45.2 million (see note 2(j)).

9.  RELATED PARTY TRANSACTIONS

  (a) PROCUREMENT AND MARKETING AGREEMENT

     REMA is a party to a procurement and marketing agreement with RES under which RES is entitled to procurement and power marketing fees. Under the agreement, RES

     - enters into derivative transactions on behalf of REMA to hedge commodity risks;

     - procures coal, fuel oil and emissions allowances on REMA's behalf at a pass through price;

     - procures gas on REMA's behalf at a pass through price or for an index price plus costs of delivery, depending on when and how the gas is procured; and

     - markets power and surplus gas, fuel oil and emissions allowances on REMA's behalf.

     RES began to charge for these services in 2001. The amount charged to REMA by RES for these services was $4.7 million and $1.5 million during 2001 and 2002, respectively. See note 13 regarding

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

proceedings instituted by the Federal Energy Regulatory Commission (FERC) directing RES to show cause why their market-based rate authority should not be revoked.

     Fees charged under the procurement and marketing agreement are subordinated to certain payments pursuant to the sale-leaseback financing documents, including lease payments.

  (b) SUPPORT SERVICES AGREEMENT

     REMA is a party to a support services agreement with REPG under which REPG will, on an as-requested basis and at cost, provide or procure from other affiliates or third parties services in support of REMA's business in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. REPG has agreed to provide these services only to the extent it or its affiliates provide these services for its or its subsidiaries' generating assets. REPG began charging and allocating to REMA for these services in 2001. Amounts charged and allocated to REMA for these services were $54.9 million and $79.3 million during 2001 and 2002, respectively.

     Costs charged under the support services agreement are subordinated to certain payments pursuant to the sale-leaseback financing documents, including lease payments.

  (c) LONG-TERM NOTES TO AFFILIATED ENTITY

     In connection with Sithe's acquisition of its generating assets from GPU, REMA executed and issued approximately $1.6 billion of demand notes payable to Sithe Northeast Generating Company, Inc. (an indirect wholly owned subsidiary of Sithe) due August 20, 2001. In connection with the acquisition of REMA in May 2000, Sithe Northeast Generating Company, Inc. sold these notes to an indirect wholly owned subsidiary of REPG. The original notes were subsequently cancelled and new notes issued (new notes), which are due January 1, 2029. As of December 31, 2001, REMA had $838.0 million of new notes outstanding and as of December 31, 2002 REMA had $683.6 million of new notes outstanding. The new notes accrue interest at a fixed rate of 9.4% per annum. Payments under this indebtedness are subordinate to REMA's lease obligations.

     In January 2001, REMA borrowed from Reliant Energy Northeast Holdings, Inc.
(RENH) approximately $83.2 million. The borrowing matures on January 1, 2029, bears interest at a fixed rate of 9.4% and is unsecured. Repayment of the borrowing is subordinated to REMA's lease obligations as required by the lease documents. At December 31, 2001, $80.6 million of borrowings were outstanding under this note. The note was paid in full by REMA in May 2002.

     In July 2001, REMA borrowed an additional $106.0 million from RENH. The borrowing matures on July 1, 2029, bears interest at a fixed rate of 9.4% and is unsecured. Repayment of the borrowing is subordinated to REMA's lease obligations as required by the lease documents. At December 31, 2001 and 2002, $106.0 million and $2.0 million of borrowings were outstanding under this note, respectively.

  (d) WORKING CAPITAL NOTE

     In May 2000, REMA executed a two-year revolving note with RENH under which REMA may borrow, and RENH is committed to lend, up to $30.0 million from time to time for working capital needs. Borrowings under the note will be unsecured and will rank equal in priority with REMA's lease obligations. REMA may replace this note with a working capital facility from an unaffiliated lender. Borrowings under the working capital note bear interest based on LIBOR. At December 31, 2001, borrowings under the working capital note totaled $10.6 million. This note was extended for an additional two years in May 2002. At December 31, 2002, there were no borrowings outstanding under this note.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) SUBORDINATED WORKING CAPITAL FACILITY

     REMA entered into an irrevocably committed subordinated working capital facility with RENH. RENH will fund REMA's drawings under this facility through borrowings or equity contributions irrevocably committed to RENH by Reliant Resources. REMA may borrow under this facility to pay operating expenditures, senior indebtedness and rent, but excluding capital expenditures and subordinated indebtedness. In addition, RENH must make advances to REMA and REMA must obtain such advance under such facility up to the maximum available commitment under such facility from time to time if REMA's pro forma coverage ratio does not equal or exceed 1.1 to 1.0, measured at the time rent under the leases is due. Subject to the maximum available commitment, drawings will be made in amounts necessary to permit REMA to achieve a pro forma coverage ratio of at least 1.1 to 1.0. The amount available under the subordinated working capital facility is $120.0 million through January 1, 2007. Thereafter, the available amount decreases by $24.0 million on January 2, 2007 and by $24.0 million each subsequent year through its expiration in 2011. At December 31, 2001 and 2002, there were no borrowings outstanding under this facility.

10.  LETTER OF CREDIT FACILITIES

     REMA's lease obligations are currently supported by three letters of credit issued under three separate letter of credit facilities. The letter of credit facilities expire in August 2003. The amount of each letter of credit facility is equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease, or (b) 50% of the scheduled rental payments due in the next twelve months under the related lease. Under the letter of credit facilities, REMA pays a fee based on its assigned credit rating. As of December 31, 2002, the fee equaled 2.75% of the total amount of the outstanding letters of credit. As of December 31, 2001 and 2002, there were $73 million and $38 million, respectively, in letters of credit outstanding under the facilities. REMA anticipates refinancing or replacing the letter of credit facilities prior to their maturity. REMA anticipates that the terms may be more restrictive and may include higher fees, and that the banks providing the facility may require security.

11.  BANKRUPTCY OF ENRON CORP. AND ITS AFFILIATES

     During the fourth quarter of 2001, Enron filed a voluntary petition for bankruptcy. Accordingly, REMA recorded a $68.4 million provision against 100% of receivables of $3.7 million and net non-trading derivative balances of $64.7 million.

     The non-trading derivatives with Enron were designated as cash flow hedges (see note 4). The unrealized net gain on these derivative instruments previously reported in other comprehensive income will remain in accumulated other comprehensive income and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During 2002, a gain of $44.0 million was reclassified into earnings related to these cash flow hedges.

12.  ADOPTION OF SFAS NO. 143 AND PRO FORMA INFORMATION

     On January 1, 2003, REMA adopted the provisions of SFAS No. 143. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, REMA recorded asset retirement

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

obligations at the time it was acquired by REPG. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. REMA's asset retirement obligations primarily relate to ash disposal site closures. The impact of the adoption of SFAS No. 143 effective January 1, 2003 resulted in a gain of $2.3 million, net of tax of $1.6 million, and was recorded as a cumulative effect of an accounting change in our statement of consolidated operations for the three months ended March 31, 2003.

     The adoption of SFAS No. 143 for REMA's net income resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1 million increase in the carrying values of property, plant and equipment, (b) a $0.2 million increase in accumulated depreciation of property, plant and equipment,
(c) a $3 million decrease in asset retirement obligations and (d) a $1.6 million increase in deferred income tax liabilities. The net impact of these items was to record a gain of $2.3 million, net of tax, as a cumulative effect of an accounting change in our results of net income upon adoption on January 1, 2003.

     The following unaudited pro forma financial information has been prepared to give effect to the adoption of SFAS No. 143 as if it had been adopted on January 1, 2000:

                                    FORMER REMA                     CURRENT REMA
                                  ---------------   ---------------------------------------------
                                  JANUARY 1, 2000   MAY 12, 2000 TO    YEAR ENDED     YEAR ENDED
                                    TO MAY 11,       DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                       2000              2000             2001           2002
                                  ---------------   ---------------   ------------   ------------
                                   (IN MILLIONS)                    (IN MILLIONS)
Net income (loss), as
  reported......................       $(6.7)            $81.2           $(0.4)         $(7.6)
Pro forma adjustments to reflect
  retroactive adoption of SFAS
  No. 143.......................        (1.5)             (0.2)           (0.3)          (0.3)
                                       -----             -----           -----          -----
Pro forma net income (loss).....       $(8.2)            $81.0           $(0.7)         $(7.9)
                                       =====             =====           =====          =====

     The following unaudited pro forma table presents the detail of our asset retirement obligations, which are included in other long-term liabilities in our consolidated balance sheet, as if SFAS No. 143 had been adopted on January 1, 2000 (in millions):

                                                              2000   2001   2002
                                                              ----   ----   ----
Balance, at beginning of year...............................  $3.0   $3.1   $3.5
Accretion expense...........................................   0.1    0.4    0.4
                                                              ----   ----   ----
Balance, at end of year.....................................  $3.1   $3.5   $3.9
                                                              ====   ====   ====

13.  SUBSEQUENT EVENTS

  (a) RELIANT RESOURCES' DEBT COVENANTS

     During March 2003, Reliant Resources refinanced certain of its debt. Pursuant to the refinancing, Reliant Resources and all of its subsidiaries are now subject to numerous affirmative and negative covenants which restrict their ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of their business plans in the ordinary course. Consequently, REMA must now comply with its own financing documents as well as the Reliant Resources agreement. The restrictions in the Reliant Resources agreement include the ability to (a) encumber assets, (b) enter into business combinations or divest assets, (c) incur additional debt or engage in sale and leaseback transactions, (d) pay dividends or prepay other debt, (e) make investments or acquisitions, (f) enter into transactions with affiliates,
(g) make capital expenditures, (h) materially change their business, (i) amend debt and other material agreements, (j) allow distributions from subsidiaries and (k) engage in certain

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                             AND RELATED COMPANIES

   NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

types of trading activities. Reliant Resources and its subsidiaries must be in compliance with each of these covenants before Reliant Resources can borrow under its revolving credit facilities. The failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

  (b) FERC ORDER

     On March 26, 2003, the FERC issued an order directing RES and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to REMA pursuant to a procurement and marketing agreement. See note 9(a) for further discussion of the procurement and marketing agreement. These proceedings arose in connection with certain actions taken by one of RES's traders and one of BP's traders relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by REMA. RES has responded to the FERC. REMA cannot predict the outcome of these matters or the impact they could have on its financial condition or results of operations.

                                     * * *